UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 27, 2013

TRANSGENOMIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30975
(State or other jurisdiction of incorporation)	(Commission File Number)

91-1789357
(IRS Employer Identification Number)

12325 Emmet Street Omaha, NE	68164
(Address of principal executive offices)	(Zip Code)

(402) 452-5400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of Craig J. Tuttle

On September 27, 2013, the Board of Directors (the “Board”) of Transgenomic, Inc. (“Transgenomic”) notified Mr. Craig J. Tuttle, President and Chief Executive Officer of Transgenomic and a member of Transgenomic’s Board of Directors (the “Board”), that his employment with Transgenomic was terminated, effective immediately. On September 30, 2013, Mr. Tuttle resigned from the Board, effective immediately. Mr. Tuttle’s decision to resign from the Board was not due to any disagreement with Transgenomic on any matter relating to Transgenomic’s operations, policies or practices. Pursuant to his employment agreement with Transgenomic, Mr. Tuttle will receive severance pay in the amount of $350,000, payable in installments over 12 months in accordance with Transgenomic’s payroll practices.

Appointment of Paul Kinnon as Chief Executive Officer and President and a Director

On September 30, 2013, Transgenomic announced that the Board appointed Paul Kinnon to the Board and to succeed Mr. Tuttle as Chief Executive Officer and President of Transgenomic, effective as of September 30, 2013.

Mr. Kinnon, age 50, has more than 20 years of global leadership experience in innovative life science and diagnostics companies. From January through August 2013, he provided consulting services to the life science sector as a Partner at Arch Global Research. During a portion of this time, Mr. Kinnon provided consulting services to Transgenomic. From January 2007 to December 2012, Mr. Kinnon was President, CEO and a Director of ZyGEM Corporation Limited, a biotechnology company, where he transformed the company from a regional enzyme provider into a leader in integrated microfluidic technologies for forensic and clinical diagnostic applications. From May 2006 to June 2007, Mr. Kinnon was Vice President & General Manager Environmental Diagnostics (later expanded to Applied Markets) at Invitrogen Corporation (now Life Technologies), a high growth life sciences and diagnostics firm, and from October 2004 until April 2006, he was Vice President, Global Strategic Alliances at Invitrogen. Previously, Mr. Kinnon also held business, sales and marketing roles of increasing responsibility at Guava Technologies, Inc., Cellomics, Inc. and other life science companies. Mr. Kinnon earned his Bachelor of Sciences degree in Applied Chemistry at Coventry University in the United Kingdom and holds a Diploma of Marketing. The Board selected Mr. Kinnon to serve as a director because he is Transgenomic’s Chief Executive Officer and President, which creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on our business. In addition, Mr. Kinnon’s prior leadership, extensive business and operating experience, and deep understanding of our technologies and markets, is extremely valuable to the Board.

Transgenomic entered into an employment agreement with Mr. Kinnon, dated September 27, 2013 (the “Employment Agreement”), whereby he was appointed Chief Executive Officer and President of Transgenomic effective as of September 30, 2013. The Employment Agreement provides that Mr. Kinnon will be employed by Transgenomic for a period of one year, subject to automatic renewal for additional one-year periods unless terminated by either party upon written notice to the other at least three months prior to the subsequent one-year term. Under the terms of the Employment Agreement, Mr. Kinnon will be paid an initial base salary of $350,000 per year. His base salary will be reviewed by the Compensation Committee of the Board for an increase on at least an annual basis and may be adjusted at any time in the Compensation Committee’s sole and absolute discretion, provided that any decrease in base salary must either be with Mr. Kinnon’s written permission, or be part of an across-the-board reduction that affects all senior executives of Transgenomic by the same percentage. Commencing January 1, 2014, Mr. Kinnon will be eligible to receive an annual bonus based on his performance under agreed upon goals, objectives and formulas, provided that his target bonus for any year shall not be less than 40% of his then-current base salary. The Employment Agreement contains standard confidentiality, noncompetition and nonsolicitation provisions and provides for a severance payment to Mr. Kinnon equal to 12 months of Mr. Kinnon’s then-current base salary if he is discharged without “Cause” (as defined in the Employment Agreement), other than due to Mr. Kinnon’s disability, or if Mr. Kinnon resigns for “Good Reason” (as defined in the Employment Agreement), in each case provided that Mr. Kinnon executes a severance agreement and general release in favor of Transgenomic. The Employment Agreement also provides that Transgenomic will reimburse Mr. Kinnon for certain expenses associated with commuting from Solana Beach, California to Transgenomic’s offices in Omaha, Nebraska and New Haven, Connecticut. The Employment Agreement further provides that the vesting of the equity awards granted by Transgenomic to Mr. Kinnon described below, as well as all future equity awards granted to Mr. Kinnon by Transgenomic, will accelerate in full and become fully vested upon a Change in Control, as defined in the Transgenomic 2006 Equity Incentive Plan (the “2006 Equity Plan”).

Pursuant to the Employment Agreement, Mr. Kinnon will be granted an option to purchase 2,150,000 shares of Transgenomic’s common stock (the “Option”) with an exercise price equal to the fair market value of one share of Transgenomic’s common stock on the date of grant, which will be October 4, 2013. The Option will be granted pursuant to the 2006 Equity Plan and a stock option agreement (the “Option Agreement”). One-third of the shares subject to the Option will vest on the first anniversary of the date of grant, with the remaining shares vesting in 24 substantially equal installments thereafter, subject to Mr. Kinnon’s continued employment with Transgenomic on each such date. If Transgenomic terminates Mr. Kinnon’s employment without Cause or Mr. Kinnon terminates his employment for Good Reason prior to October 4, 2014, one-third of the shares subject to the Option will be deemed automatically vested. The Option will accelerate in full and become fully vested upon Mr. Kinnon’s death, disability or retirement provided that he has continuously served as a director, employee or advisor of Transgenomic for the two-year period immediately preceding such event.

The Employment Agreement also provides that Mr. Kinnon will be granted stock appreciation rights (“SARs”) with respect to 1,000,000 shares of Transgenomic’s common stock with an exercise price equal to the fair market value of one share of Transgenomic’s common stock on the date of grant, which will be October 4, 2013. Thirty-four percent of the shares subject to the SARs will vest on the first anniversary of the date of grant, with the remaining shares subject to the SARs vesting ratably over the remaining 24 months, subject to Mr. Kinnon’s continued employment with Transgenomic on each such date. If Transgenomic terminates Mr. Kinnon’s employment without Cause or Mr. Kinnon terminates his employment for Good Reason prior to October 4, 2014, 34% of the SARs shall be deemed automatically vested. The SARs will accelerate in full and become fully vested upon Mr. Kinnon’s death, disability or retirement if he has continuously served as a director, employee or advisor of Transgenomic for the two-year period immediately preceding such event. The SARs will be granted pursuant to the 2006 Equity Plan and a SARs agreement (the “Kinnon SARs Agreement”). Upon exercise of the SARs, Mr. Kinnon will be entitled to receive shares of Transgenomic common stock or cash, subject to the terms of the Kinnon SARs Agreement.

The foregoing descriptions of the Employment Agreement, the Option Agreement and the Kinnon SARs Agreement do not purport to be a complete description and are qualified in their entirety by reference to the full text of the Employment Agreement, the Option Agreement and the Kinnon SARs Agreement, which are filed herewith as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated herein by reference.

For the period from February 20, 2013 through immediately prior to his appointment as Transgenomic’s Chief Executive Officer and President, Mr. Kinnon provided consulting services to Transgenomic pursuant to a Consulting Agreement, dated as of February 20, 2013, between Transgenomic and Mr. Kinnon, as amended (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Kinnon received fees in the amount of $10,000-$20,000 per month. The Consulting Agreement will terminate, effective September 30, 2013, concurrent with Transgenomic’s appointment of Mr. Kinnon as its Chief Executive Officer and President pursuant to the Employment Agreement. Pursuant to the Consulting Agreement, Mr. Kinnon assisted Transgenomic in researching and developing commercial plans, supporting business development for Transgenomic’s technology, developing a market pricing strategy and negotiating certain commercial contracts.

On September 30, 2013, Transgenomic issued a press release announcing the appointment of Mr. Kinnon. A copy of the press release is filed herewith as Exhibit 99.1.

Grant of Stock Appreciation Rights to Mark P. Colonnese

Transgenomic approved the grant to Mark P. Colonnese, Transgenomic’s Executive Vice President and Chief Financial Officer, of SARs with respect to 660,000 shares of Transgenomic’s common stock with an exercise price equal to the fair market value of one share of Transgenomic’s common stock on the date of grant, which will be October 4, 2013. Thirty-four percent of the shares subject to the SARs will vest on the first anniversary of the date of grant, with the remaining shares subject to the SARs vesting ratably over the remaining 24 months, subject to Mr. Colonnese’s continued employment with Transgenomic on each such date. If Transgenomic terminates Mr. Colonnese’s employment without Just Cause (as defined in the Employment Agreement, dated September 12, 2012, by and between Transgenomic and Mr. Colonnese, as amended) prior to October 4, 2014, the SARs shall be deemed to have vested on a monthly basis at a rate of 1/36th per month from the grant date. The SARs will accelerate in full and become fully vested upon Mr. Colonnese’s death, disability or retirement if he has continuously served as a director, employee or advisor of Transgenomic for the two-year period immediately preceding such event. The SARs will be granted pursuant to the 2006 Equity Plan and a SARs agreement (the “Colonnese SARs Agreement”). Upon exercise of the SARs, Mr. Colonnese will be entitled to receive shares of Transgenomic common stock or cash, subject to the terms of the Colonnese SARs Agreement.

The foregoing description of the Colonnese SARs Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Colonnese SARs Agreement, which is filed herewith as Exhibit 10.4 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement between Transgenomic and Paul Kinnon, effective September 30, 2013

10.2	Form of Incentive Stock Option Agreement between Transgenomic and Paul Kinnon, effective October 4, 2013

10.3	Form of Stock Appreciation Rights Agreement between Transgenomic and Paul Kinnon, effective October 4, 2013

10.4	Form of Stock Appreciation Rights Agreement between Transgenomic and Mark Colonnese, effective October 4, 2013

10.5	Form of Stock Appreciation Rights Agreement under the 2006 Equity Incentive Plan

99.1	Press Release dated September 30, 2013, announcing the appointment of Paul Kinnon to the position of Chief Executive Officer and President

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSGENOMIC, INC.

	By	/s/ Rodney S. Markin, M.D., Ph.D.
Rodney S. Markin, M.D., Ph.D. Chairperson of the Board of Directors

September 30, 2013